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                                                                 EXHIBIT (A)(6)

                            CERTIFICATE OF AMENDMENT
                                       TO
                              DECLARATION OF TRUST
                                       OF
                              KOBREN INSIGHT FUNDS

         The undersigned, Assistant Secretary of Kobren Insight Funds (the "Trust"), a Massachusetts business trust created under a Declaration of Trust dated September 13, 1996 (the "Declaration"), does hereby certify that pursuant to Article 8, Section 8.3 of the Trust's Declaration, as amended, the following votes were duly adopted by at least a majority of the Trustees of the Trust at a meeting duly called and held on April 25, 2002 at which a quorum was present and acting throughout:

         VOTED: That Section 5.11 of the Kobren Insight Funds' (the "Trust") Declaration of Trust be, and hereby is, modified and amended to delete Kobren Moderate Growth Fund from the names of the series previously established and designated, effective on or about April 29, 2002; and further

         VOTED: That the appropriate officers of the Trust be, and they hereby are, authorized and directed to execute all instruments and documents, and to take such other acts, as they, or any of them in his or her sole discretion, may deem necessary or appropriate in order to carry out the intents and purposes of the foregoing vote, including the filing of an Amendment to the Trust's Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, the execution of such instruments and documents or the taking of such actions to be deemed conclusive evidence of said officers' authority.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 29th day of April, 2002.


                                             /s/ Gail Hanson
                                             ---------------------------
                                             Gail Hanson
                                             Assistant Secretary